EXHIBIT 5

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO  80203

William T. Hart, P.C.	________	Email: harttrinen@aol.com
Will Hart		Facsimile: (303) 839-5414
(303) 839-0061

February 12, 2018

United Cannabis Corporation

301 Commercial Rd., Unit D

Golden, CO  80401

This letter will constitute an opinion upon the legality of the sale by United Cannabis Corporation, a Colorado corporation, of up to 12,000,000 shares of Common Stock, all as referred to in the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Colorado, and a copy of the Registration Statement.  In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and such shares when issued or sold, will be legally issued, fully paid, and non-assessable.

Very truly yours,

HART & HART

By	/s/ William T. Hart

William T. Hart